Exhibit 99.1

February 7, 2018

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today — our company, our technology and our value propositions for customers and investors. We’ll discuss our operations in depth. And we’ll share our strong fourth quarter results, including outsized organic revenue growth of 10.4%. We beat expectations for fourth quarter revenue, EPS, adjusted EBITDA, cash flow from operations and free cash flow.

XPO is a top ten global logistics company with over $15 billion of revenue, operating as a highly integrated network of people, technology and physical assets. We use our network to help customers manage their goods more efficiently throughout their supply chains. We run substantially all of our business under the single brand of XPO Logistics.

As context, we have two reporting segments: transportation and logistics. Approximately 63% of our revenue comes from transportation. The other 37% is logistics, which we sometimes refer to as “supply chain” or “contract logistics.”

We’re not reliant on the economy of any one country, region or industry. About 60% of our revenue is generated in the United States, 13% comes from France and 12% from the United Kingdom. Of the balance, Spain is the next largest at 4% of revenue. In total, we operate in 32 countries with 1,455 locations and over 95,000 employees.

Our customer base is also highly diversified. The more than 50,000 customers we serve are in every major industry and touch every part of the economy. Retail and e-commerce accounts for the largest portion of our revenue at 29%, followed by food and beverage at 16% and consumer goods at 11%.

These are the key factors driving our high growth and returns:

•	Solid organic revenue growth supported by numerous tailwinds

•	Leadership positions in the fastest growing areas of transportation and logistics

•	$1 trillion addressable opportunity, of which we hold less than 1.5% market share

•	A strong presence in the high-growth e-commerce sector

•	Cutting-edge technology that differentiates every line of XPO business

•	Numerous company-specific margin improvement initiatives

•	Low maintenance capex requirements

•	An organizational track record of creating value through M&A integrations

•	World-class operators who are laser-focused on driving results

In addition, we have an ongoing opportunity to increase our profitability through the cross-fertilization of best practices. This is already paying dividends, given the high caliber of our operations on both sides of the Atlantic. We’re sharing knowledge across all of our service offerings and geographies, with an emphasis on large-impact areas such as customer service, sales, safety, warehouse management, cross-dock operations, equipment maintenance, training and HR. The veteran operators who lead our business units are adept at integrating these practices into daily operations.

Our sales strategy is two-fold: earn a greater share of wallet with our existing customer base, and penetrate high-growth verticals where companies have a need for multiple XPO services. We’re continuing to make sizable investments in our sales organization to capitalize on positive market dynamics. We’re getting in front of high-potential customers that can increasingly benefit from our capabilities — these are typically large customers that can use multiple lines of our business. In North America, we’ve more than tripled the number of strategic account managers and hired over 200 local account executives, with another 170 hires planned for 2018. We expanded the size of our Canadian sales team, and deepened our bench of senior-level sales talent in Europe. We’ve also beefed up sales support, raised incentive compensation and invested in new training and analytics to drive cross-selling. The $2.8 billion of sales we closed in 2017 was up 55% over 2016, and our pipeline stands at $3.2 billion globally.

In addition to sales initiatives, we have a large number of company-specific actions we’re taking to increase our adjusted EBITDA margin. We have a clear path to at least $1.6 billion of adjusted EBITDA this year, a 17% increase over 2016. Some of the larger opportunities are related to our investments in global sales force effectiveness, centralized procurement, machine learning, the automation of select customer- and carrier-facing operations, and efficiencies in logistics through the implementation of advanced robotics and other innovations.

Company Overview

We’ve meticulously built our global organization to provide exceptional value for customers while generating high returns for our shareholders. The components are:

•	An unmatched network of flexible, multi-modal capacity that moves goods quickly and cost effectively through the supply chain, while capitalizing on scale;

•	An intense customer service culture and a highly engaged employee base;

•	Best-in-class operators with specific strengths in each area of our business;

•	Cutting-edge, proprietary technology integrated on a cloud-based platform across all service offerings;

•	Ground transportation assets of 16,000 owned tractors; 39,000 trailers; 10,000 53-ft. intermodal boxes; and 5,000 chassis;

•	A non-asset transportation network of 11,000 trucks contracted via independent owner-operators, and approximately 1 million brokered trucks;

•	440 cross-docks and 775 contract logistics facilities; and

•	A business model that is asset-light overall, with assets accounting for just under a third of our revenue. Our estimated net capex for 2018 is less than 3% of revenue.

Our industry is large, growing and fragmented, with underpenetrated market sectors and trends toward outsourcing. Many companies are seeking to consolidate their supply chain relationships. This is particularly true of large companies with multiple end-markets or multinational footprints.

All of these industry attributes play directly to our strengths of scale, density, service range and technology. We offer not only the convenience of a single source, but also the strength and stability of a global leader. XPO is the:

•	Largest last mile logistics provider for heavy goods in the U.S., a more than $13 billion sector that’s estimated to be growing at five to six times GDP;

•	Largest manager of expedited shipments in North America by ground, air and TMS technology;

•	Second largest contract logistics provider worldwide, with the largest 3PL e-fulfillment platform in Europe;

•	Second largest provider of less-than-truckload transportation in North America, and a leading LTL provider in Western Europe;

•	Second largest freight broker worldwide, with the largest owned road fleet in Europe; and

•	Third largest provider of intermodal and drayage services in North America.

In addition, we’re a top five global provider of managed transportation based on the value of freight under management, and a global freight forwarder with an integrated network of ocean, air, ground and cross-border services.

Looking solely at the industry sectors addressed by our service range, we have a total addressable opportunity of $1 trillion or more. Now let’s take a deeper look into XPO, starting with our technology.

Transformative Technology

XPO empowers its employees to deliver world-class service through technology. We place massive importance on innovation because we believe that great technology in the hands of well-trained employees is the ultimate competitive advantage in our industry. Our focus is on using innovation to differentiate our services and deliver tangible value to our customers and investors.

We spend more than $450 million a year on technology. We’ve built a highly scalable system on a cloud-based platform that speeds up innovation, with a global team of approximately 1,700 technology professionals, including over 100 data scientists. We concentrate our efforts in four areas of innovation: automation and robotics, big data, visibility and customer service, and the digital freight marketplace. We currently have exciting developments underway in all major areas of logistics, as well as brokerage and e-commerce.

We view our technology as being critical to continuously improving customer service, controlling costs and leveraging our scale. In fact, our technology is a major reason why customers trust us with 160,000 ground shipments and more than 7 billion inventory units each day.

In last mile, our web-based technology delivers a superior consumer experience with industry-leading satisfaction levels. This protects the brands of our e-tail and retail customers. If you buy something from one of our customers online, you can track your order in real time, set personalized alerts, and reschedule delivery times electronically using our software. We’re able to offer a tight delivery window, which is especially important with heavy goods, and our technology is geared to facilitate the most complex home installations. Our system also gathers actionable, real-time feedback post-delivery to help our customers build loyalty.

In transportation, we launched our DriveXPO mobile app in 2017 to automate key truck brokerage functions for carriers. DriveXPO interacts with our Freight Optimizer brokerage system. Carriers use the app to bid on loads and reduce empty miles, which improves our capacity and their income. It also serves as a geo-locator, and supports voice-to-text communications.

In LTL, we rolled out 14,000 handhelds and inspection tablets for drivers and dockworkers to enhance productivity and revenue collection from accessorials and ancillary services. We also developed new RFP and pricing systems for LTL, with robust algorithms and profitability monitoring. These have improved the business intelligence we use for LTL pricing, workforce planning and network optimization.

In logistics, the warehouses we run are becoming high-tech hubs with advanced robotics, drones for inventory management and sophisticated predictive analytics for demand forecasting. By predicting the flow of goods and future returns, we’re able to help our e-commerce customers plan for inventory, capacity and labor levels. Our proprietary technology also facilitates omnichannel distribution, lean manufacturing support, aftermarket support, supply chain optimization and transportation management.

The logistics space is wide open for the development of exciting technologies. Our position as the industry’s leading champion of technology has led to important new advantages for our customers. We’re constantly unearthing new efficiencies through advanced automation: we have robots working side-by-side with our people, and drones helping out with inventory management. We use smart glasses for order picking, and a whole raft of other technologies, some of which are purpose-built for individual customers.

This year we’ll roll out our next-generation, proprietary WMX technology that brings the future of warehouse management to XPO ahead of the industry. WMX can dramatically reduce ramp-up time on new projects. It operates on tablets and other mobile devices and integrates very quickly with other technologies.

Logistics Operations

Contract Logistics

Contract logistics is an asset-light business characterized by long-term contractual relationships, low cyclicality and a high-value-add component that minimizes commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC.

As the second largest logistics provider worldwide, we’re at the forefront of a $120 billion sector that’s estimated to grow at two to three times GDP. Globally, we have approximately 170 million square feet of logistics facility space, which is an 8% increase over last year. Our expansive network makes us particularly attractive to multinational customers, as do our vertical expertise, technology and engineering capabilities. When we secure a new logistics contract, the initial tenure is approximately five years on average, with a historical renewal rate of over 95%. These relationships can lead to cross-selling and a wider use of our services, such as inbound and outbound logistics.

Our logistics teams provide a range of services to customers, including e-fulfillment and other types of contract logistics, highly engineered solutions and high-value-add services, such as order personalization and refurbishment. We also perform reverse logistics management, packaging and labeling, recycling, warranty management, distribution and managed transportation, and we collaborate with our larger customers to forecast demand and optimize production flows.

Many of our customers are the preeminent names in retail and e-commerce, food and beverage, technology, aerospace, wireless, industrial and manufacturing, chemical, agribusiness, life sciences and healthcare. We also have strong positions in fast-growing sub-verticals: for example, XPO is the number one provider of fashion logistics in Italy.

We also have complementary strengths in different verticals in Europe and North America. For example, in Europe we’re a specialist in cold chain logistics, which includes some sectors that are less sensitive to economic cycles, such as food and beverage. Our European cold chain experts are helping us build this business in North America. In the U.S., we’re strong in aerospace and other high tech verticals, which is opening new doors in Europe.

We’ve built a global logistics pipeline of approximately $1.8 billion of active bids. A number of the wins we had in 2017 are ramping up now and will start driving revenue growth when they come online this year. Globally, we’re averaging two contract logistics implementations a week — the vast majority of these are front-loaded investments in long-term contracts.

A large lever for cost savings in our warehouse operations is workforce productivity. Our operations performance team collaborates between North America and Europe to optimize our warehouses. The team is helping management at every site understand the gaps between average performance and great performance, and devise action plans for improvements.

Managed Transportation

XPO is a top five global provider of managed transportation, with approximately $2.7 billion of freight under management. Managed transportation is a non-asset service provided to shippers who want to outsource some or all of their transportation modes, together with associated activities. These activities can include freight handling such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing and 3PL supplier management, among other services.

Transportation Operations

Our other segment — transportation — includes our lines for truck brokerage and transportation, LTL, last mile, intermodal and drayage, expedite and global forwarding.

Truck Brokerage and Transportation

XPO utilizes a blended transportation model of brokered, owned and contracted capacity for truck transportation. The non-asset portion of our model is variable cost and gives us extensive flexibility. It includes our brokerage operations, as well as contracted capacity with independent owner-operators.

Brokerage is compelling to us for a number of reasons. In addition to low fixed costs, it has high free cash flow conversion and minimal capex requirements, with tailwinds from outsourcing and supplier consolidation. Brokerage is also valuable to most of our customers who use XPO for other lines of business.

We’ve built a powerful truckload management system called Freight Optimizer that drives our brokerage operations in both North America and Europe. Our recent launch of the DriveXPO mobile app gives truck drivers a way to interact with Freight Optimizer from the road, locating loads and bidding to fill empty miles. It’s the foundation for the feature-rich digital brokerage marketplace we have under development.

In North America, our brokerage network includes approximately 38,000 independent carriers representing over a million trucks. That’s a big deal to shippers — they value our ability to find them capacity under all kinds of market conditions. Examples of brokered freight include industrial flows of raw materials and finished goods, consumer goods, sensitive freight, and freight that is high-value or high-security.

In Europe, the largest components of our transportation operations are LTL, dedicated transport and brokerage. These three service lines generate about 80% of our European transport EBITDA. We also have a non-dedicated truckload business that provides on-demand capacity for our customers.

Less-Than-Truckload (LTL)

LTL is a major success story for us in both North America and Europe. Our LTL business in North America is asset-based; it utilizes employee drivers, a fleet of tractors and trailers for line-haul, pick-up and delivery of pallets, and a network of terminals. In Western Europe, where we’re a leading LTL provider, we typically contract with independent carriers for some or most of the transportation, depending on the country. These relationships are supported by our terminals and staff.

Our LTL team is laser-focused on on-time, damage-free performance. We have the second largest LTL network in the U.S., covering 99% of all zip codes, and one of the industry’s most modern fleets delivering approximately 20 billion pounds of freight a year. We’ve significantly increased the number of salespeople dedicated to serving our LTL customer base and plan to add more this year.

In 2017, we improved the adjusted operating income of North American LTL to $442 million — that’s a 90% increase from $233 million in 2015, when we bought the operation with two months left in the year. In the fourth quarter of 2017, we increased operating income by 44% year-over-year and improved our LTL adjusted operating ratio to 89.9%, the best fourth quarter ratio in 12 years. Given the more than $200 million of profit improvement opportunities we executed in LTL to date, and our investments in the sales force, this business is solidly on track to generate over $1 billion of EBITDA within four years.

We have a large number of initiatives underway in LTL to generate new business, improve trailer utilization, enhance customer service and become even more cost efficient. The next big efficiency for us is workforce utilization aligned with engineered standards. Our transformation and big data teams are using labor analytics to model an optimal solution for any given day based on the amount of work forecasted. They look at things like pick-up and delivery hours, dock hours, overtime, part-time labor and full-time labor. This is being executed in our European transport operations as well.

Last Mile Logistics

Last mile is an asset-light operation, and an outsized performer in our service range. We manage the final delivery of goods to homes using a network of contract carriers and white glove technicians for assembly and installation.

XPO is by far the largest facilitator for the home delivery of heavy goods in North America. Our last mile customers include most of the big-box retailers who sell heavy goods — items such as appliances, furniture, exercise equipment and large electronics. We facilitated approximately 13 million last mile deliveries in 2017, and yet we hold just 7% share in the U.S. last mile space.

Our last mile business is an exciting combination of expertise, technology and scale that generates industry-leading consumer satisfaction ratings. We use our proprietary, state-of-the-art technology to enable real-time performance monitoring: consumers are surveyed within minutes of delivery to capture feedback and escalate any issues for prompt resolution. While goods are in transit, user-friendly mobile and web-based tracking tools let consumers self-monitor their orders while receiving automated appointment verifications by phone, email or text. The result is a consistently best-in-class home delivery experience at a national level.

E-commerce is an immense tailwind for last mile, and one that’s predicted to grow globally at double-digit rates through at least 2020. Within e-commerce, there’s an ongoing shift toward customers buying large, heavy items online. Given our specialization in heavy goods, this represents tremendous growth potential for us. In 2017, we’ve won significant new contracts for the home delivery of appliances and mattresses.

In North America, we’re expanding our last mile network to a planned total of 85 hubs by the end of 2018. This will position our last mile footprint within approximately 90% of the U.S. population, further reducing transit times. Our ten hub openings in 2017 brought us to 55 hubs by year-end, and we deployed new technology tools for route planning to increase efficiency as the network grows in scale. We also integrated last mile with our contract logistics and LTL networks to create a powerful value proposition that differentiates XPO in the retail and e-commerce sectors.

In Europe, which is another fragmented last mile landscape, there’s a large opportunity for us to further apply our last mile technology and best practices. In 2017, we established last mile operations in the UK, Ireland, the Netherlands, Spain and France, and have won several sizable contracts.

Intermodal and Drayage

Intermodal and drayage are additional growth opportunities for us in North America. Both are asset-light operations involved in the long-haul portion of containerized freight movements. Services include rail brokerage, local drayage by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the U.S., with more than 2,300 independent owner-operators and access to another 25,000 drayage trucks.

The nature of intermodal is that demand is influenced by external factors, such as the availability of truck capacity. In general, however, intermodal can be a much less expensive mode for freight that is not time sensitive. Our intermodal sales activity has been improving, both in terms of bid volume and closings. Our proprietary Rail Optimizer technology is a growth engine and a differentiator — in 2017, it helped us win the largest contract in XPO’s history.

Importantly for our customers, Rail Optimizer is also helping us achieve our best-ever intermodal on-time performance record, reduce empty miles, improve customer service levels and increase visibility across the network.

Expedite

We offer expedited transportation, a non-asset business, as part of our freight brokerage operations in North America. Expedited shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on little notice.

We use a network of contracted owner-operators to handle expedited ground transportation, and an electronic bid platform to assign air charter loads. A large and separate component of our expedite operations is our proprietary transportation management platform, which awards loads electronically based on carriers’ online bids. These transactions primarily happen on a machine-to-machine basis. Our technology initiates a new auction on the internet every few seconds, and we take a fee for facilitating the entire process.

One secular driver of expedite demand is the trend toward just-in-time (JIT) urgent shipments. JIT is a supply chain strategy that requires 3PL support for both manufacturing production and inventory management. As the largest manager of expedited shipments in North America, we can pivot very quickly, often saving our customers from disastrous monetary loss.

Our expedite group serves our other service lines as well. For example, if a track repair stalls a rail container, we can off-load those goods to an expedite ground carrier in our network or put them on a chartered aircraft. This ability to find solutions to almost any challenge is a major advantage of our integrated organization.

Global Forwarding

We provide non-asset global forwarding services in a $150 billion sector where customers depend on our domestic, cross-border and international expertise. The shipments we forward may have origins and destinations within the same country, or move between countries or continents. They may travel by ground, air, ocean or some combination of these modes.

XPO has a network of independent market experts and licensed customs brokers who provide local oversight in thousands of key trade areas worldwide, and we operate a subsidiary as a non-vessel operating common carrier (NVOCC). We have an opportunity to grow market share in forwarding through our network of dedicated offices on four continents.

Service-Driven, Results-Oriented Culture

The common denominator across all areas of transportation and logistics is that customers want results. A zero-fail mindset is part of our DNA, dating back a quarter century to our roots in expedite. Anything less than stellar service is not an option for us.

Transportation customers want on-time pickup and delivery. Contract logistics customers want their goods to flow smoothly through the supply chain. All customers want visibility into flows, accurate documentation and damage-free handling. If a disruption does occur, customers expect to know about it right away and hear a solution. And increasingly, customers want real-time information about their supply chain activities, which is why we invest heavily in developing mobile applications, end-to-end visibility, sophisticated analytics and the digital freight marketplace.

We see an opportunity to continue to differentiate XPO on the basis of phenomenal customer service in each of our service offerings. The litmus test is always our customer. Is the customer thrilled to have chosen XPO? Are we constantly improving the value we deliver? When we receive awards for operational excellence and performance from world-class companies such as Diebold, Navistar, Nissan, Nordstrom, The Home Depot and Whirlpool, we know we’re doing our job.

We also want to build on our position as a sustainability leader. In 2017, we made a substantial capex investment in EPA 2013-compliant and GHG14-compliant Freightliner Cascadia tractors in North America, and Euro 6-compliant tractors in Europe. We own a large fleet of natural gas trucks in Europe, and we launched government-approved mega-trucks in Spain, with a target of reducing CO2 emissions by 20%.

XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for two consecutive years, and in 2016 was awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency.

Many of our logistics facilities are ISO14001-certified, which ensures environmental and other regulatory compliances. We monitor fuel emissions from forklifts in our warehouses, and we have protocols in place to take immediate corrective action if needed. Our packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of our reverse logistics operations, we recycle millions of electronic components and batteries each year.

That sums up our many opportunities for value creation. Now it’s about operational excellence and further accelerating returns.

Financial Highlights1

We started 2017 on a positive note and rapidly built momentum throughout the year. In the fourth quarter, we delivered outsized organic growth of 10.4%, and reported record results in every major metric:

•	$4.19 billion of revenue

•	$188.5 million of net income attributed to common shareholders; $1.42 per diluted share

[1]	Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation.

•	$336.7 million of adjusted EBITDA

•	$59.2 million of adjusted net income

•	$273.9 million of cash flow from operations

•	$179.5 million of free cash flow

For 2018, we’ve reaffirmed our target for adjusted EBITDA of at least $1.6 billion, and raised our 2017–2018 cumulative free cash flow target to approximately $1 billion, from approximately $900 million.

High Growth and High Returns

In summary, we’re continuing to execute our strategy for high growth and high returns from a position of considerable operational and financial strength.

XPO is on the radar in every industry that requires transportation or logistics. Our ability to drive efficiencies through technology in so many parts of the supply chain clearly resonates with customers. This is particularly true in the e-commerce sector, where we can provide integrated transportation and logistics solutions to manage peaks in demand. Most important, we have a deep bench of seasoned operators who know how to achieve results.

Our goal is always to help our customers operate more efficiently and reduce their costs. We work closely with all types of companies to look at the entire supply chain, from sourcing to the end-customer. This collaborative approach and our proprietary technology are major reasons why 67% of Fortune 100 companies use XPO.

Looking forward, we expect our performance to continue to outpace the industry. Our sales organization is much larger and more integrated than it was even a year ago, with more market data available. We’re maintaining a pipeline of over $3 billion, while closing a record amount of new business.

In addition, we have initiatives underway around the globe to continuously improve our performance and lower our procurement costs. Our global procurement team has already achieved an annual run rate of over $120 million in savings, and we’re using our technology to better utilize our labor and capacity.

In 2016, we made the Fortune 500 list for the first time, and in 2017, we were ranked as the fastest-growing transportation company on the list. This year, Fortune named us one of the World’s Most Admired Companies. Forbes has ranked XPO as the top-performing U.S. company on the Global 2000 and one of America’s best employers.

As we move through 2018, we have a thirst to create even more value for our customers and our shareholders. We grew XPO into a global leader in four years, primarily through acquisitions, then turned our focus to growth through integration and optimization. Now we’re looking at M&A as a way to augment our momentum. With all the positive news we have to report, we still see the vast majority of our growth ahead.

Thank you for your interest!

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three-month period ended December 31, 2017; free cash flow for the three-month period ended December 31, 2017; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three-month period ended December 31, 2017; adjusted operating income for our North American less-than-truckload business for the twelve-month periods ended December 31, 2017 and 2015; and total organic revenue for the three-month periods ended December 31, 2017 and 2016.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. In particular, adjusted EBITDA, adjusted net income and adjusted EPS include adjustments for acquisition costs and related integration, transformation and rebranding initiatives as well as other adjustments that management has determined are not reflective of its business segments’ core operating activities. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the tables attached to the accompanying slide presentation that management has determined are not reflective of normalized operating activities.

We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by removing the impact of certain transaction, integration and rebranding costs and amortization and depreciation expenses incurred in the reporting period as set out in the attached tables. We believe that total organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, acquisitions and divestitures, and fuel surcharges. Specifically, our total organic revenue reflects adjustments to (i) exclude revenue from our North American truckload unit, which was sold in October 2016, (ii) exclude the estimated revenue attributable to fuel, and (iii) apply a constant foreign exchange rate to both periods (based on average rates during the monthly periods).

Other companies may calculate adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, adjusted EBITDA, adjusted net income attributable to common shareholders, adjusted EPS, adjusted operating income for our North American less-than-truckload business and total organic revenue are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to revenue, net income, operating income for our North American less-than-truckload business, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to the accompanying slide presentation. With respect to our 2018 financial targets of adjusted EBITDA and our 2017-2018 cumulative targets for free cash flow each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.